FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director Corporate and Investor Communications (386) 947-6465
FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY COMPLETES ACQUISITION OF RACEWAY ASSOCIATES

-- Becomes 100% Owner of Two Premier Motorsports Facilities in Nation's Third Largest Market --
-- Transactions Accretive to ISC's Fiscal 2007 Expected Results --

DAYTONA BEACH, Fla. -- February 8, 2007 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today announced it has completed the acquisition of Raceway Associates, LLC ("Raceway Associates"), owner and operator of Chicagoland Speedway and Route 66 Raceway in Joliet, Illinois. The combined purchase price for the transactions was $102.4 million in cash. In addition, ISC is responsible for $39.7 million of debt on the books of Raceway Associates at the time of closing.

In November 2006, ISC announced it had entered into a purchase agreement with Indianapolis Motor Speedway Corporation to indirectly acquire an additional 37.5 percent interest in Raceway Associates. At the same time, the Company announced that, pursuant to the Raceway Associates formation agreement, it would exercise its right to purchase the 25.0 percent interest held collectively by the eight minority partners of Raceway Associates.

Raceway Associates was formed in 1999 to develop Chicagoland Speedway, a 75,000-seat facility that opened in 2001 and hosts premier motorsports events from the NASCAR NEXTEL Cup, NASCAR Busch, IRL IndyCar and ARCA RE/MAX series. In addition, Raceway Associates owns and operates Route 66 Raceway, a state-of-the-art drag strip and dirt oval facility that conducts a significant number of events throughout the year, including the NHRA POWERade Nationals at Route 66 Raceway in June.

"The close of our acquisition of Chicagoland Speedway and Route 66 Raceway further strengthens our family of premier facilities nationwide," said ISC President Lesa France Kennedy. "In its brief history, Chicagoland Speedway has established a reputation for exciting racing and has become a fixture on the NASCAR NEXTEL Cup Series schedule. In addition, the facility has sold out its events on a season ticket basis since opening in 2001, demonstrating the strong demand for major motorsports in the nation's third largest media market."

Outlook

As a result of closing the transactions, ISC is increasing its fiscal 2007 financial guidance. The Company now anticipates total revenues will range between $800 million and $820 million. In addition, earnings are expected to range between $3.10 and $3.20 per diluted share. From a margin perspective, ISC anticipates the following:

	Quarter Ending	Quarter Ending	Quarter Ending	Quarter Ending	Year Ending
	02/28/07	05/31/07	08/31/07	11/30/07	11/30/07
EBITDA (1)	44% - 45%	37% - 38%	38% - 39%	45% - 46%	42% - 43%
Operating	36% - 37%	28% - 29%	30% - 31%	39% - 40%	33% - 34%

(1) EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin. It is defined as earnings before interest, taxes, depreciation and amortization.

"This acquisition complements our ongoing strategy of new market expansion to help drive future growth," concluded Ms. France Kennedy. "Going forward, we expect to build upon the prior success of Chicagoland by further enhancing fan and guest amenities. In addition, as we have done at our other facilities, we plan to leverage our strong relationships with marketing partnerships to drive incremental value to the facility and its events."

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. In addition, ISC is a limited partner with Group Motorise International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." In addition, ISC has an indirect 50 percent interest in a business called Motorsports Authentics, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at >www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

 # # #